Exhibit 10(c)81

                           DEFERRED COMPENSATION PLAN

                                       FOR

                       DIRECTORS OF GEORGIA POWER COMPANY

                 Amended and Restated Effective November 19,1986

                            Article I -- Definitions

1.1 "Account" shall mean the Deferred Compensation Account established for each Director electing to participate in the Plan pursuant to Article VI.

1.2 "Board of Directors" or "Board" shall mean the Board of Directors of Georgia Power Company.

1.3      "Common Stock" shall mean the common stock of The Southern Company.

1.4      "Company" shall mean Georgia Power Company.

1.5 "Compensation" shall mean the compensation payable to the Directors of the Company, including retainer fees and meeting fees, as determined from time to time by the Board of Directors.

1.6 "Deferral Election" shall mean the written election by a Director to defer payment of all or a portion of his Compensation under the Plan pursuant to Article VI.

1.7 "Director" shall mean a member of the Board of Directors and shall include an Advisory Director.

1.8 "Investment Election" shall mean the written election by a Director to have his deferred Compensation invested pursuant to Section 7.2 or
         Section 7.3.

1.9 "Market Value" shall mean the average of the high and low sale prices of the Common Stock, as published in The Wall Street Journal in its report of New York Stock Exchange composite transactions, on the date such Market Value is to be determined, as specified herein (or the average of the high and low sale prices on the trading day immediately preceding such date if the Common Stock is not traded on the New York Stock Exchange on such date).

1.10 "Plan" shall mean the Deferred Compensation Plan for Directors of Georgia Power Company.

1.11     "Plan Period" shall mean the Period designated in Article V.

                               Article II--Purpose

2.1 The Plan provides a method of deferring payment to a Director of his Compensation until a date following the termination of his membership on the Board of Directors.

                            Article III--Eligibility

3.1 An individual who serves as a Director and is not otherwise actively employed by the Company or any of its subsidiaries or affiliates shall be eligible to participate in the Plan.

                           Article IV--Administration

4.1 The Plan shall be administered by the Compensation Committee of the Board of Directors, as appointed from time to time. The Compensation Committee shall have the power to interpret the Plan and, subject to its provisions, to make all determinations necessary or desirable for the Plan's administration.

                             Article V--Plan Periods

5.1 The first Plan Period shall commence April 1, 1982. Said first Plan Period shall be a nine-month period and all subsequent Plan Periods shall be on a calendar year basis, except that the initial Plan period applicable to any person elected to fill a vacancy on the Board of Directors who was not a Director on the preceding December 31 shall begin on the first day of such Director's membership on the Board of Directors.

                            Article VI--Participation

6.1 Prior to the beginning of any Plan Period, a Director may elect to participate in the Plan by directing that payment of all or any part of the Compensation which would otherwise be paid to the Director in the next succeeding Plan Period be deferred until the Director terminates his membership on the Board of Directors and elects to commence distribution of his Deferred Compensation Account pursuant to the terms of the Plan.

6.2 The Deferral Election shall be in writing on a form prescribed by the Compensation Committee and shall state (a) that the Director wishes to make an election to defer payment of his Compensation, (b) the percentage dollar amount of Compensation to be deferred, (c) the method of payment, which shall be the payment of a lump sum or a series of annual payments not to exceed ten (10), and (d) the time for commencement of distribution of his Account balance, which shall be not later than the first day of the month coinciding with or next following the second anniversary of the termination of his membership on the Board of Directors. Each Director making a Deferral Election in accordance with the terms of the Plan, and his successors, heirs and assigns shall be bound as to any action taken pursuant to the terms thereof and to the terms of the Plan.

6.3 The Deferral Election shall be made by written notice delivered to the Secretary of the Company prior to the first day of the next succeeding Plan Period and shall be effective on the first day of such succeeding Plan Period. The Deferral Election made in accordance with this Article shall be irrevocable. Such Deferral Election shall continue from Plan Period to Plan Period unless the Director terminates participation or changes the Deferral Election regarding future payments by submitting a written request to the Secretary of the Company on a form prescribed by the Compensation Committee. Any such termination or change shall become effective as of the first day of the Plan Period next following the Plan Period in which such request is given. A termination of participation in the Plan or change in Deferral Election regarding future payments shall not affect amounts previously deferred. The initial Deferral Election made after the effective date of this Amendment and Restatement with respect to (a) the method of payment, whether it be lump sum or installments, including the number of installments selected, and (b) the time for commencement of distribution of a Participant's Account may not be revoked and shall govern the distribution of a Participant's Account, except as provided in Section 6.5.

6.4 A Director who has filed a termination of Deferral Election may thereafter file a new Deferral Election to participate for Plan Periods subsequent to the Plan Period of the filing of such Deferral Election. The new Deferral Election shall not affect amounts previously deferred.

6.5 A Director may amend a prior Deferral Election on a form prescribed by the Compensation Committee not prior to the sixtieth (60th) day nor later than the thirtieth (30th) day prior to his termination on the Board of Directors in order to change (a) the form, and/or (b) the time for commencement of his Deferred Compensation Account in accordance with the terms of the Plan.

                   Article VII--Deferred Compensation Accounts

7.1 An Account shall be established on the Company books for each Director electing to defer all or a portion of his Compensation, which shall be credited with (a) any Compensation deferred in accordance with Article VI and (b) pursuant to each Director's Investment Election, the amounts computed in accordance with Section 7.2 and/or the number of shares computed in accordance with Section 7.3.

7.2 The Deferred Compensation Account of each Director electing to invest his deferred Compensation for a Plan Period pursuant to this Section
         7.2 shall be credited with an amount computed by the Company by treating the amount deferred as a sum certain to which the Company will add in lieu of interest an amount equal to the prime rate of interest set by The First National Bank of Atlanta. Interest shall be computed as if credited from the date such Compensation would otherwise have been paid and shall be compounded quarterly at the end of each calendar quarter. The prime rate in effect on the first day of each calendar quarter shall be deemed the prime rate in effect for each calendar quarter. Interest will be treated as if accrued and will be compounded on any balance until such amount is fully distributed.

7.3 The Deferred Compensation Account of each Director electing to invest his Deferred Compensation for a Plan Period pursuant to this Section
         7.3 shall be credited with the number of shares (including fractional shares) of Common Stock which could have been purchased on the date such Deferred Compensation otherwise would have been paid based upon the Common Stock's Market Value. As of each date of payment of dividends on the Common Stock, there shall be credited with respect to shares of Common Stock in the Director's Deferred Compensation Account such additional shares(including fractional shares) of Common Stock as follows:

         (a) In the case of cash dividends, such additional shares as could be purchased at the Market Value as of the dividend payment date with the dividends which would have been payable if the credited shares had been outstanding;

         (b) In the case of dividends payable in property other than cash or Common Stock, such additional shares as could be purchased at the Market Value as of the payment date with the fair market value of the property which would have been payable if the credited shares had been outstanding; or

         (c) In the case of dividends payable in Common Stock, such additional shares as would have been payable on the credited shares if they had been outstanding.

7.4 The Investment Election by a Director with respect to his Deferred Compensation Account shall be made in writing on a form prescribed by the Compensation Committee. Any Investment Election shall be delivered to the Secretary of the Company prior to the first day of the next succeeding Plan Period and shall be effective on the first day of such succeeding Plan Period. The Investment Election made in accordance with this Article VII shall be irrevocable. Such Investment Election shall continue from Plan Period to Plan Period unless the Director changes the Investment Election regarding future Deferred Compensation by submitting a written request to the Secretary of the Company on a form prescribed by the Compensation Committee. Any such change shall become effective as of the first day of the Plan Period next following the Plan Period in which such request is given.

7.5 At the end of each Plan Period, a report shall be issued to each Director who has a Deferred Compensation Account which sets forth the amount and Market Value of any shares of Common Stock (and fractions thereof) reflected in such Account.

                     Article VIII--Distribution of Accounts

8.1 When a Director terminates his membership on the Board of Directors, said Director shall be entitled to receive the entire amount and the Market Value of any shares of Common Stock (and fractions thereof) reflected in his Deferred Compensation Account payable in cash in accordance with his Deferral Election. No portion of a Director's Deferred Compensation Account shall be distributed in Common Stock. In the event a Director shall have elected to receive the balance of his Deferred Compensation Account in a lump sum, distribution shall be made on the first day of the month selected by the Director in accordance with the terms of the Plan, or as soon as reasonably possible thereafter. In the event the Director shall have elected to receive annual installments, the first payment shall be on the first day of the month selected by a Director, or as soon as reasonably possible thereafter, and shall be an amount equal to the balance in the Director's Account on such date divided by the number of annual installment payments. Each subsequent annual payment shall be an amount equal to the balance in the Director's Account on the payment date divided by the number of remaining annual payments and shall be paid on the anniversary of the preceding payment date. The Market Value of any shares of Common Stock credited to a Director's Deferred Compensation Account shall be determined as of the twenty-fifth (25th) day of the month immediately preceding the date of any lump sum or installment distribution.

8.2 Upon the death of a Director, or a former Director, prior to the payment of all amounts and the Market Value of any shares of Common Stock (and fractions thereof) credited to said Director's Account, the unpaid balance shall be paid at the sole discretion of the Compensation Committee (a) in a lump sum to the designated beneficiary of such Director or former Director within thirty (30) days of the date of death (or as soon as reasonably possible thereafter) or (b) in accordance with the Deferral Election made by such Director or former Director. In the event a beneficiary designation has not been made, or the designated beneficiary is deceased or cannot be located, payment shall be made to the estate of the Director or former Director. The Market Value of any shares of Common Stock credited to a Director's Deferred Compensation Account shall be determined as of the twenty fifth (25th) day of the month immediately preceding the date of any lump sum or installment distribution.

8.3 The beneficiary designation referred to above may be changed by a Director or former Director at any time, and without the consent of the prior beneficiary, on a form to be provided by the Secretary of the Company.

                            Article IX--Miscellaneous

9.1 No Director or beneficiary shall have any right to sell, assign, transfer, encumber or otherwise convey the right to receive payment of any benefit payable here under, which payment and the right thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.

9.2 The Company shall not reserve or otherwise set aside funds for the payment of its obligations here under, which obligations will be paid from the general assets of the Company. Notwithstanding that a Director shall be entitled to receive the entire amount in his Deferred Compensation Account as provided in Section 8.1, any amounts credited to a Director's Account to be paid to such Director shall at all times be subject to the claims of the Company's creditors.

9.3 The Board of Directors may terminate the Plan at any time or may, from time to time, amend the Plan; provided, however, that no such amendment or termination shall impair any rights to payments which had been deferred under the Plan prior to the termination or amendment.

9.4 This Plan shall be construed in accordance with and governed by the laws of the State of Georgia.